 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Second Quarter and Year-to-Date Fiscal 2020 Financial Results

•        The Company generated net sales of $20.4 million for the second quarter

•        Net income was $0.3 million in the second quarter

•        Backlog stood at $41.3 million on July 31, 2020 compared to $46.7 million on January 31, 2020

NILES, IL, September 9, 2020 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the second quarter ended July 31, 2020.

“Second quarter revenue was $20.4 million, $16.3 million below the same quarter last year, and net income was $0.3 million compared to $3.7 million in the same quarter of 2019,” noted President and CEO David Mansfield.

"During the quarter the global economy endured an unprecedented decline as a result of the response to the COVID-19 pandemic. The impact of the pandemic on our industries has continued to endure and it remains unpredictable when a full recovery can be anticipated. The negative effect on our operations was greater in the second quarter than we experienced in the first quarter of the year. Governmental actions that included lock downs and stay at home orders had a significant impact on the construction industry and caused delays to many of the projects we expected to perform this year.

"Oil and gas price declines also had a significant negative impact on the oil and gas industry, as E&P companies curtailed their capital budgets leading to the postponement of many projects.

"Although we have seen significant delays to projects, to date there have been few cancellations and the delayed projects are expected to resume. We therefore currently see the same encouraging future prospects that existed before the pandemic began, but we must continue to remain cautious until the market drivers return to normal.

"The cost reduction activities that were implemented earlier this year in response to the pandemic and reduced oil and gas prices enabled us to mitigate the impact of substantially reduced levels of activity for the quarter.  We will continue with these cost containment efforts and cash expenditure controls until market conditions improve. We have been fortunate that few employees have contracted COVID-19 and most have recovered and returned to work. As a result, our plants have been operational during most of the quarter.

"Our backlog currently stands at $41.3 million, which reflects a decline of $5.4 million from the backlog at January 31, as a consequence of reduced levels of bidding activity in the Canadian oil and gas industry, and backlog execution in our Middle East operations and PermAlert,” Mr. Mansfield concluded.

Second Quarter Fiscal 2020 Results

Net sales were $20.4 million in the current quarter, a decrease of $16.3 million, or 44%, from $36.7 million in the prior year quarter. The decrease in the Company's Canadian and offshore Gulf of Mexico businesses resulted from the impact of lower oil prices combined with project delays in the Company's U.S. and Middle East district heating and cooling businesses arising as a result of the COVID-19 pandemic.

Gross profit decreased to $2.4 million, or 12% of net sales, in the current quarter from $9.7 million, or 26% of net sales, in the prior year quarter. This decrease was primarily driven by lower sales volumes.

General and administrative expenses decreased to $4.5 million in the current quarter from $4.8 million in the prior year quarter. This decrease was primarily driven by cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses decreased to $1.3 million in the current quarter, compared to $1.4 million in the prior year quarter due primarily to lower personnel costs.

Net interest expense decreased to $0.1 million in the current quarter, compared to $0.2 million in the prior year quarter. This decrease was driven by lower interest rates on borrowings during the period.

Other income increased to $3.7 million in the current quarter, compared to $0.2 million in the prior year quarter, an increase of $3.5 million. This increase was primarily the result of recognition of the Company's reasonable expectation of forgiveness of its Paycheck Protection Program ("PPP") loan proceeds during the period of $3.2 million.

Income from operations before income taxes decreased by $3.3 million to $0.2 million in the current quarter from $3.5 million in the prior year quarter. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of the Company's Middle East and U.S. district heating and cooling operations due to project delays as a result of the COVID-19 pandemic. The negative impact of these lower revenues was offset by increased income from the Company's new operations in Egypt and by reduced overhead as a consequence of cost reduction initiatives.

The Company's worldwide effective tax rates ("ETR") were (56.8%) and (7.6%) in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter was largely due to changes in the mix of income and loss in various jurisdictions, as well as the impact of the lower current quarter pre-tax income as compared to the prior year quarter.

The resulting net income of $0.3 million in the current quarter was a decline of $3.4 million over the net income of $3.7 million in the prior year quarter. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of the Company's Middle East and U.S. district heating and cooling operations due to project delays as a result of the COVID-19 pandemic. The negative impact of these lower revenues was offset by increased income from the Company's new operations in Egypt and by reduced overhead as a consequence of cost reduction initiatives.

Year-to-Date July 31, 2020 Results

Net sales were $43.1 million in the current year-to-date, a decrease of $17.8 million, or 29%, from $60.9 million in the prior year year-to-date. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of the Company's Middle East and U.S. district heating and cooling operations due to project delays as a result of the COVID-19 pandemic.

Gross profit decreased to $5.8 million, or 14% of net sales, in the current year-to-date from $14.4 million, or 24% of net sales, in the prior year year-to-date. This decrease was primarily driven by lower sales volumes.

General and administrative expenses decreased to $8.8 million in the current year-to-date from $9.3 million in the prior year year-to-date. This decrease was primarily driven by cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses increased to $3.0 million in the current year-to-date, compared to $2.7 million in the prior year year-to-date, an increase of $0.3 million, or 11%. This increase was primarily due to payroll expenses for additional sales employees added in 2019.

Net interest expense decreased to $0.3 million in the current year-to-date, compared to $0.4 million in the prior year year-to-date. This decrease was driven by lower interest rates on borrowings during the period.

Other income increased to $3.7 million in the current year-to-date, compared to $0.3 million in the prior year year-to-date, an increase of $3.4 million. This increase was primarily the result of recognition of the Company's reasonable expectation of forgiveness of the PPP loan proceeds during the period of $3.2 million.

Income/(loss) from operations before income taxes decreased by $4.8 million to a loss of $2.6 million in the current year-to-date from income of $2.2 million in the prior year year-to-date. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of the Company's Middle East and U.S. district heating and cooling operations due to project delays as a result of the COVID-19 pandemic. The negative impact of these lower revenues was offset by increased income from the Company's new operations in Egypt and by reduced overhead as a consequence of cost reduction initiatives.

The Company's worldwide ETRs were 12.3% and 2.1% in the current year-to-date and the prior year year-to-date, respectively. The change in the ETR from the prior year year-to-date to the current year year-to-date was largely due to changes in the mix of income and loss in various jurisdictions.

The resulting net loss of $2.3 million in the current year-to-date was a decline of $4.5 million over the net income of $2.2 million in the prior year year-to-date. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of the Company's Middle East and U.S. district heating and cooling operations due to project delays as a result of the COVID-19 pandemic. The negative impact of these lower revenues was offset by increased income from the Company's new operations in Egypt and by reduced overhead as a consequence of cost reduction initiatives.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at eight locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus (COVID-19) on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) risks and uncertainties related to the Company's newly reported material weakness in its internal control over financial reporting; (vi) risks and uncertainties related to the Company's receipt of funding under the Paycheck Protection Program; (vii) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (viii) the impact of global economic weakness and volatility; (ix) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (x) the timing of orders for the Company’s products; (xi) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xvi) reductions or cancellations of orders included in the Company’s backlog; (xvii) risks and uncertainties related to the Company's international business operations; (xviii) the Company’s ability to attract and retain senior management and key personnel; (xiv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xx) the Company’s ability to interpret changes in tax regulations and legislation; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; and (xxii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended July 31, 2020 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Net sales	$20,364	$36,667	$43,106	$60,943
Cost of sales	18,000	27,014	37,275	46,568
Gross profit	2,364	9,653	5,831	14,375

Operating expenses
General and administrative expenses	4,488	4,814	8,792	9,271
Selling expenses	1,331	1,416	2,978	2,676
Total operating expenses	5,819	6,230	11,770	11,947

Income/(loss) from operations	(3,455)	3,423	(5,939)	2,428

Interest expense, net	118	209	304	419
Other income	3,739	241	3,674	256
Income/(loss) from operations before income taxes	166	3,455	(2,569)	2,265

Income tax (benefit)/expense	(101)	(265)	(315)	47

Net income/(loss)	$267	$3,720	$(2,254)	$2,218

Weighted average common shares outstanding
Basic	8,126	7,887	8,087	7,937
Diluted	8,278	8,202	8,087	8,122

Income/(loss) per share
Basic	0.03	0.47	(0.28)	0.28
Diluted	0.03	0.45	(0.28)	0.27

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	July 31, 2020	January 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,106	$13,371
Restricted cash	1,150	1,287
Trade accounts receivable, less allowance for doubtful accounts of $300 at July 31, 2020 and $407 at January 31, 2020	23,884	29,402
Inventories, net	12,137	14,498
Prepaid expenses and other current assets	7,033	3,531
Costs and estimated earnings in excess of billings on uncompleted contracts	1,750	2,166
Total current assets	55,060	64,255
Property, plant and equipment, net of accumulated depreciation	27,306	28,629
Other assets
Operating lease right-of-use asset	10,889	11,475
Deferred tax assets	566	293
Goodwill	2,222	2,254
Other assets	3,955	5,319
Total other assets	17,632	19,341
Total assets	$99,998	$112,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$7,943	$9,577
Accrued compensation and payroll taxes	1,496	1,190
Commissions and management incentives payable	1,107	1,759
Revolving line - North America	2,470	8,577
Current maturities of long-term debt	1,715	1,458
Customers' deposits	1,844	2,202
Outside commission liability	1,712	1,755
Operating lease liability short-term	1,338	1,040
Other accrued liabilities	2,836	3,444
Billings in excess of costs and estimated earnings on uncompleted contracts	767	1,173
Income taxes payable	750	664
Total current liabilities	23,978	32,839
Long-term liabilities
Long-term debt, less current maturities	6,293	6,717
Deferred compensation liabilities	4,415	4,199
Deferred tax liabilities	672	1,052
Operating lease liability long-term	10,563	11,214
Other long-term liabilities	628	575
Total long-term liabilities	22,571	23,757
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,165 issued and outstanding at July 31, 2020 and 8,048 issued and outstanding at January 31, 2020	82	80
Additional paid-in capital	60,310	60,024
Accumulated deficit	(2,969)	(715)
Accumulated other comprehensive loss	(3,974)	(3,760)
Total stockholders' equity	53,449	55,629
Total liabilities and stockholders' equity	$99,998	$112,225